Contact: Mary Broaddus Tel 734.591.7375 broaddusm@valassis.com 19975 Victor Parkway, Livonia, MI 48152

FOR IMMEDIATE RELEASE

Valassis Announces Results for the Second Quarter Ended June 30, 2012

Livonia, Mich., July 26, 2012: Valassis (NYSE: VCI) today announced financial results for the second quarter ended June 30, 2012. Second-quarter 2012 revenues were $540.2 million, a decrease of 4.4% from $565.2 million in the prior year quarter. This decrease in revenues was due primarily to the absence of custom co-op programs within our FSI segment and continued reduced spending by consumer packaged goods (CPG) clients across our various business segments.

Second-quarter 2012 net earnings were $21.7 million, which included $10.7 million, net of tax, of non-recurring restructuring charges and asset impairments resulting from the discontinuance of the sampling and solo direct mail products, as well as other cost reductions across our remaining product lines. This represents a decrease of 28.4% from $30.3 million in the prior year quarter, which included a loss on extinguishment of debt and related charges, net of tax, of $3.4 million. Excluding these non-recurring charges, second-quarter 2012 adjusted net earnings* were $32.4 million compared to second-quarter 2011 adjusted net earnings* of $33.7 million.

Second-quarter 2012 diluted earnings per share (EPS) was $0.51, which included the negative impact of the aforementioned restructuring charges of $0.25. This represents a decrease of 15.0% from $0.60 in the prior year quarter, which included the negative impact of the aforementioned loss on extinguishment of debt of $0.07. Excluding these non-recurring charges, second-quarter 2012 adjusted diluted EPS* was $0.76, compared to second-quarter 2011 adjusted diluted EPS* of $0.67.

Second-quarter 2012 diluted cash EPS* was $1.10, an increase of 22.2% from $0.90 in the prior year quarter. Second quarter 2012 adjusted EBITDA* was $76.8 million, a decrease of 5.3% from $81.1 million in the prior year quarter.

“During the quarter, we executed a plan to improve our company’s ability to drive future growth in our core and innovation businesses,” said Rob Mason, President and Chief Executive Officer. “We increased our investment in digital media with the acquisition of Brand.net, exited our solo direct mail and newspaper sampling businesses, and right sized our organization.”

Some additional highlights include:

•

Selling, General and Administrative (SG&A) Costs: Second-quarter 2012 SG&A costs were $83.5 million (which included $5.9 million in restructuring and other non-recurring costs) compared to prior year quarter SG&A costs of $80.8 million.

•	Capital Expenditures: Capital expenditures for the second quarter and first half of 2012 were $2.5 million and $11.8 million, respectively.

•	Stock Repurchases: During second-quarter 2012, we repurchased $64.5 million, or 3.2 million shares, of our common stock at an average price of $19.94 per share under our stock repurchase program.

•	Liquidity:

•	We reduced total debt by $3.7 million during second-quarter 2012, and we ended the quarter with net debt (total debt less cash) of $519.8 million.

•	At June 30, 2012, we had $75.2 million in cash.

Outlook

Based on our plan, the recent acquisition of Brand.net and current outlook, we are updating full-year 2012 guidance as follows:

•

diluted EPS of $2.86 (previously $3.07) which reflects the non-recurring restructuring and other costs described above offset by a reduction in the number of shares outstanding due to the acceleration in stock repurchases (which results in adjusted diluted EPS* of $3.11 primarily due to such acceleration in stock repurchases) and

•	diluted cash EPS* of $4.18 (previously $3.97) due to the reduction in capital expenditures to approximately $26 million (previously approximately $32 million).

VCI 2Q12 Earnings Page 2

Business Segment Discussion

•

Shared Mail: Revenues for the second quarter of 2012 were $348.8 million, an increase of 3.4% compared to the prior year quarter. Segment profit for the quarter was $52.3 million, an increase of 9.6% compared to the prior year quarter. The improvement in segment results was driven primarily by an increase in volume and lower segment SG&A costs; however, segment profit was negatively impacted by reduced Wrap revenue.

•

Neighborhood Targeted: Revenues for the second quarter of 2012 were $77.5 million, a decrease of 12.7% compared to the prior year quarter. Segment loss for the quarter was $2.4 million compared to segment profit in the prior year quarter of $0.8 million, due to the aforementioned revenue declines. Segment results were negatively impacted primarily by the decline in newspaper inserts and sampling.

•

Free-standing Inserts (FSI): Revenues for the second quarter of 2012 were $70.5 million, a decrease of 21.0% compared to the prior year quarter. Segment profit for the quarter was $7.3 million, a decrease of 12.0% compared to the prior year quarter. Segment results for the quarter were negatively impacted by the absence of custom co-op business and continued reduced spending by CPG marketers.

•

International, Digital Media & Services (IDMS): Revenues for the second quarter of 2012 were $43.4 million, a decrease of 13.2% compared to the prior year quarter. Segment profit for the quarter was $2.3 million, a decrease of 64.1% compared to the prior year quarter. Segment results were negatively impacted by reduced CPG spend in solo direct mail, in-store and NCH, our coupon clearing business, which more than offset the increase in revenues and profits in our digital business.

Segment Results Summary

	Quarter Ended June 30,
Segment Revenues ($ in millions)	2012	2011	% Change
Shared Mail	$348.8	$337.2	3.4%
Neighborhood Targeted	$77.5	$88.8	-12.7%
Free-standing Inserts	$70.5	$89.2	-21.0%
International, Digital Media & Services	$43.4	$50.0	-13.2%

Total Segment Revenues	$540.2	$565.2	-4.4%

	Quarter Ended June 30,
Segment Profit ($ in millions)	2012	2011	% Change
Shared Mail	$52.3	$47.7	9.6%
Neighborhood Targeted	$(2.4)	$0.8	-400.0%
Free-standing Inserts	$7.3	$8.3	-12.0%
International, Digital Media & Services	$2.3	$6.4	-64.1%

Total Segment Profit	$59.5	$63.2	-5.9%

Conference Call Information

We will hold an investor call today to discuss our second-quarter 2012 results at 11 a.m. (ET). The call-in number is 1-877-941-0844 (please reference conference #4541698). The call will be simulcast on our website at http://www.valassis.com. This earnings release, webcast and a transcript of the conference call will be archived on our website under “Investors.”

VCI 2Q12 Earnings Page 3

Non-GAAP Financial Measures

*We define adjusted EBITDA as net earnings before interest expense, net, other non-cash expenses (income), net, income taxes, gain or loss on extinguishment of debt, restructuring and other non-recurring costs, depreciation, amortization, and stock-based compensation expense. We define diluted cash EPS as net earnings per common share, diluted, plus the per-share effect of depreciation, amortization, stock-based compensation expense, restructuring and other non-recurring costs, net of tax, and loss on extinguishment of debt and related charges, net of tax, less the per-share effect of capital expenditures. We define adjusted net earnings and adjusted diluted EPS as net earnings and diluted EPS excluding the effect, net of tax, of loss on extinguishment of debt and related charges, and restructuring and other non-recurring costs. Adjusted EBITDA, adjusted net earnings, adjusted diluted EPS and diluted cash EPS are non-GAAP financial measures commonly used by financial analysts, investors, rating agencies and other interested parties in evaluating companies, including marketing services companies. Accordingly, management believes that these non-GAAP measures may be useful in assessing our operating performance and our ability to meet our debt service requirements. In addition, these non-GAAP measures are used by management to measure and analyze our operating performance and, along with other data, as our internal measure for setting annual operating budgets, assessing financial performance of business segments and as performance criteria for incentive compensation. Management also believes that diluted cash EPS is useful to investors because it provides a measure of our profitability on a more comparable basis to historical periods and provides a more meaningful basis for forecasting future performance, by replacing non-cash amortization and depreciation expenses, which are currently running significantly higher than our annual capital needs, with actual and forecasted capital expenditures. Diluted cash EPS is being used solely as a measure of our performance and not as a liquidity measure and is not an alternative to cash flows from operating activities. Additionally, because of management’s focus on generating shareholder value, of which profitability is a primary driver, management believes these non-GAAP measures, as defined above, provide an important measure of our results of operations.

However, these non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation from, or as alternatives to, operating income, cash flow, EPS or other income or cash flow data prepared in accordance with GAAP. Some of these limitations are:

•	adjusted EBITDA does not reflect our cash expenditures for capital equipment or other contractual commitments;

•

although depreciation and amortization are non-cash charges, the assets being depreciated or amortized may have to be replaced in the future, and adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements;

•	adjusted EBITDA and diluted cash EPS do not reflect changes in, or cash requirements for, our working capital needs;

•	adjusted EBITDA does not reflect the significant interest expense or the cash requirements necessary to service interest or principal payments on our indebtedness;

•	adjusted EBITDA does not reflect income tax expense or the cash necessary to pay income taxes;

•

adjusted EBITDA, adjusted net earnings, adjusted diluted EPS, and diluted cash EPS do not reflect the impact of earnings or charges resulting from matters we consider not to be indicative of our ongoing operations; and

•

other companies, including companies in our industry, may calculate these measures differently and as the number of differences in the way two different companies calculate these measures increases, the degree of their usefulness as comparative measures correspondingly decreases.

Because of these limitations, adjusted EBITDA, adjusted net earnings, adjusted diluted EPS, and diluted cash EPS should not be considered as measures of discretionary cash available to us to invest in the growth of our business or reduce indebtedness. We compensate for these limitations by relying primarily on our GAAP results and using these non-GAAP financial measures only supplementally. Further important information regarding reconciliations of these non-GAAP financial measures to their respective most comparable GAAP measures can be found below.

VCI 2Q12 Earnings Page 4

Reconciliation of Adjusted Net Earnings and Adjusted Diluted EPS to Net Earnings and Diluted EPS (in millions except for per share data):

	Quarter ended June 30, 2012		Quarter ended June 30, 2011
	Net Earnings	Diluted EPS	Net Earnings	Diluted EPS
As reported	$21.7	$0.51	$30.3	$0.60
Exclude, net of tax:
Restructuring and other non-recurring charges	10.7	0.25	—	—
Loss on extinguishment of debt and related charges, net of tax(1)	—	—	3.4	0.07

As adjusted	$32.4	$0.76	$33.7	$0.67

(1)	Represents costs, net of tax, related to the refinancing of our senior secured credit facility.

Reconciliation of Diluted Cash EPS to Diluted EPS for the Quarter Ended:

	June 30, 2012	June 30, 2011
Net earnings (in millions)	$21.7	$30.3

Diluted EPS	$0.51	$0.60
Restructuring and other non-recurring costs	$0.25	$—
Loss on extinguishment of debt and related charges, net of tax	—	0.07

Adjusted Diluted EPS	$0.76	$0.67

plus effect of:
Depreciation and amortization	0.34	0.31
Stock-based compensation expense	0.06	0.05

less effect of:
Capital expenditures	(0.06)	(0.13)

Diluted Cash EPS	$1.10	$0.90

Weighted Average Diluted Shares Outstanding (in thousands)	42,719	50,167

VCI 2Q12 Earnings Page 5

Reconciliation of Full-year 2012 Diluted Cash EPS Guidance to Full-year 2012 Diluted EPS Guidance:

Full-Year 2012 Guidance
Net earnings (in millions)	$120.1

Diluted EPS	$2.86
Restructuring and other non-recurring costs	$0.25

Adjusted diluted EPS	$3.11

plus effect of:
Depreciation	1.09
Amortization	0.30
Stock-based compensation expense	0.30

less effect of:
Capital expenditures	(0.62)

Diluted Cash EPS	$4.18

Weighted Average Diluted Shares Outstanding (in thousands)(1)	42,034

(1)

Represents estimated weighted average diluted shares outstanding for the year ended Dec. 31, 2012 and assumes the use of 50% of annual free cash flow for stock repurchases. As of June 30, 2012, $65.9 million had been used for share repurchases year to date.

Reconciliation of Adjusted EBITDA to Net Earnings and Cash Flows from Operating Activities

(dollars in thousands)

Unaudited

		Three Months Ended
		June 30,
		2012	2011
Net Earnings - GAAP		$21,707	$30,252

plus:	Income taxes	13,932	19,840
	Interest expense, net	6,685	11,604
	Loss on extinguishment of debt	—	2,966
	Depreciation and amortization	14,387	15,392
	Other non-cash expenses (income), net	319	(1,436)

EBITDA		$57,030	$78,618

	Restructuring and other non-recurring charges	17,229	—
	Stock-based compensation expense	2,515	2,455

Adjusted EBITDA		$76,774	$81,073

	Income taxes	(13,932)	(19,840)
	Interest expense, net	(6,685)	(11,604)
	Changes in operating assets and liabilities	(728)	23,438

Cash Flows from Operating Activities		$55,429	$73,067

VCI 2Q12 Earnings Page 6

About Valassis

Valassis is one of the nation’s leading media and marketing services companies, offering unparalleled reach and scale to more than 15,000 advertisers. Its RedPlum® media portfolio delivers value on a weekly basis to over 100 million shoppers across a multi-media platform – in-home, in-store and in-motion. Through its digital offerings, including redplum.com and save.com, consumers can find compelling national and local deals. Headquartered in Livonia, Michigan with approximately 7,000 associates in 28 states and eight countries, Valassis is widely recognized for its associate and corporate citizenship programs, including its America’s Looking for Its Missing Children® program. Valassis companies include Valassis Direct Mail, Inc., Valassis Canada, Promotion Watch, Valassis Relationship Marketing Systems, LLC, NCH Marketing Services, Inc. and Brand.net. For more information, visit http://www.valassis.com, http://www.redplum.com and http://www.save.com. To learn about advertising opportunities with RedPlum, please call 1-800-437-0479.

Cautionary Statements Regarding Forward-looking Statements

This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks and uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: price competition from our existing competitors; new competitors in any of our businesses; a shift in client preferences for different promotional materials, strategies or coupon delivery methods, including, without limitation, as a result of declines in newspaper circulation and/or increased competition from new media formats including digital; an unforeseen increase in paper or postal costs; changes which affect the businesses of our clients and lead to reduced sales promotion spending, including, without limitation, a decrease of marketing budgets which are generally discretionary in nature and easier to reduce in the short-term than other expenses; our substantial indebtedness, and ability to refinance such indebtedness, if necessary, and our ability to incur additional indebtedness, may affect our financial health; the financial condition, including bankruptcies, of our clients, suppliers, senior secured credit facility lenders or other counterparties; certain covenants in our debt documents could adversely restrict our financial and operating flexibility; fluctuations in the amount, timing, pages, weight and kinds of advertising pieces from period to period, due to a change in our clients’ promotional needs, inventories and other factors, including, without limitation, high levels of coupon redemption rates; our failure to attract and retain qualified personnel may affect our business and results of operations; a rise in interest rates could increase our borrowing costs; possible governmental regulation or litigation affecting aspects of our business; clients experiencing financial difficulties, or otherwise being unable to meet their obligations as they become due, could affect our results of operations and financial condition; uncertainty in the application and interpretation of applicable state sales tax laws may expose us to additional sales tax liability; and general economic conditions, whether nationally, internationally, or in the market areas in which we conduct our business, including the adverse impact of the ongoing economic downturn on the marketing expenditures and activities of our clients and prospective clients as well as our vendors, with whom we rely on to provide us with quality materials at the right prices and in a timely manner. These and other risks and uncertainties related to our business are described in greater detail in our filings with the United States Securities and Exchange Commission, including our reports on Forms 10-K and 10-Q and the foregoing information should be read in conjunction with these filings. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

VCI 2Q12 Earnings Page 7

VALASSIS COMMUNICATIONS, INC.

Consolidated Balance Sheets

(dollars in thousands)

Unaudited

	June 30, 2012	Dec. 31, 2011

Assets
Current assets:
Cash and cash equivalents	$75,237	$101,971
Accounts receivable, net	378,706	448,320
Inventories	30,366	41,120
Prepaid expenses and other	54,269	37,655

Total current assets	538,578	629,066
Property, plant and equipment, net	138,070	148,905
Goodwill	628,886	636,471
Other intangible assets, net	224,666	213,613
Other assets	15,212	16,392

Total assets	$1,545,412	$1,644,447

Liabilities and Stockholders’ Equity
Current liabilities:
Current portion long-term debt	$15,000	$15,000
Accounts payable	257,072	334,378
Progress billings	39,296	39,975
Accrued expenses	90,257	98,409

Total current liabilities	401,625	487,762
Long-term debt	580,061	587,560
Deferred income taxes	66,798	67,404
Other non-current liabilities	53,023	52,187

Total liabilities	1,101,507	1,194,913

Stockholders’ equity:
Common stock	654	654
Additional paid-in capital	113,865	123,881
Retained earnings	1,069,694	1,021,566
Accumulated other comprehensive income	2,349	2,775
Treasury stock, at cost	(742,657)	(699,342)

Total stockholders’ equity	443,905	449,534

Total liabilities and stockholders’ equity	$1,545,412	$1,644,447

More tables to follow . . .

VCI 2Q12 Earnings Page 8

VALASSIS COMMUNICATIONS, INC.

Consolidated Statements of Operations

(in thousands, except per share data)

Unaudited

	Quarter Ended June 30,		%
	2012	2011	Change
Revenues	$540,238	$565,252	-4.4%

Costs and expenses:
Cost of sales	403,727	418,040	-3.4%
Selling, general and administrative	83,523	80,831	3.3%
Amortization expense	3,156	3,155	0.0%
Impairment charge	7,585	—

Total costs and expenses	497,991	502,026	-0.8%

Operating income	42,247	63,226	-33.2%

Other expenses and income:
Interest expense	6,755	11,726	-42.4%
Interest income	(70)	(122)	-42.6%
Loss on extinguishment of debt	—	2,966
Other income, net	(77)	(1,436)	-94.6%

Total other expenses, net	6,608	13,134	-49.7%

Earnings before income taxes	35,639	50,092	-28.9%
Income tax expense	13,932	19,840	-29.8%

Net earnings	$21,707	$30,252	-28.2%

Net earnings per common share, diluted	$0.51	$0.60	-15.0%

Weighted average common shares, diluted	42,719	50,167	-14.8%

Supplementary Data
Amortization	3,156	3,155
Depreciation	11,231	12,237
Capital Expenditures	2,507	6,602

VCI 2Q12 Earnings Page 9

VALASSIS COMMUNICATIONS, INC.

Consolidated Statements of Operations

(in thousands, except per share data)

Unaudited

	Six Months Ended June 30,		%
	2012	2011	Change
Revenues	$1,058,823	$1,112,231	-4.8%

Costs and expenses:
Cost of sales	792,621	826,617	-4.1%
Selling, general and administrative	161,140	159,258	1.2%
Amortization expense	6,312	6,311	0.0%
Impairment charge	7,585	—

Total costs and expenses	967,658	992,186	-2.5%

Operating income	91,165	120,045	-24.1%

Other expenses and income:
Interest expense	13,809	21,501	-35.8%
Interest income	(128)	(261)	-51.0%
Loss on extinguishment of debt	—	16,318
Other income, net	(774)	(2,312)	-66.5%

Total other expenses, net	12,907	35,246	-63.4%

Earnings before income taxes	78,258	84,799	-7.7%
Income tax expense	30,130	33,136	-9.1%

Net earnings	$48,128	$51,663	-6.8%

Net earnings per common share, diluted	$1.11	$1.01	9.9%

Weighted average common shares, diluted	43,382	51,250	-15.4%

Supplementary Data
Amortization	6,312	6,311
Depreciation	22,785	24,810
Capital Expenditures	11,770	11,626

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